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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to the Registration Statement of Jacobs Entertainment, Inc. on Form S-4 of our report on Jacobs Entertainment, Inc., dated July 31, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph to describe the issuance of debt on February 8, 2002 and certain acquisitions occurring on February 22, 2002) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Historical Financial and Operating Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Denver, Colorado
August 8, 2002